STOCK PURCHASE AGREEMENT

                                    between

                             LEASETEC CORPORATION

                                      and

                        STORAGE TECHNOLOGY CORPORATION


                          dated as of March 29, 1996

                       STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement) is made as of March 29, 1996, by LEASETEC CORPORATION, a Delaware corporation (Buyer), and STORAGE TECHNOLOGY CORPORATION, a Delaware corporation
(Seller).

                               RECITALS

Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of STORAGETEK FINANCIAL
SERVICES CORPORATION, a Delaware corporation (the Acquired
Company), for the consideration and on the terms set forth in this Agreement.

                               AGREEMENT

The parties, intending to be legally bound, agree as follows:


ARTICLE 1 -       DEFINITIONS

For purposes of this Agreement, capitalized terms used herein have the meanings specified or referred to in the Glossary attached hereto as Exhibit A ("Glossary").


ARTICLE 2 -       SALE AND TRANSFER OF SHARES; PURCHASE PRICE; CLOSING

        2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller 185,810 shares of common stock, $.10 par value per share, of the Acquired Company (the "Shares").

        2.2  Purchase Price.  The purchase price (the "Purchase
             Price") for the Shares will be equal to $200,700,000.00, subject to the provisions of Section 2.5 below.

        2.3 Closing. The consummation of the purchase and sale of the Shares (the "Closing") will take place at the offices of Storage Technology Corporation at 2270 S. 88th Street, Louisville, Colorado 80028, at 9:00 a.m. (Denver time), on March 29, 1996 or at such time and place as the parties may agree.

        2.4  Closing Obligations.  At the Closing:

             (A)  Seller will deliver to Buyer:

                  (1)   certificates representing the Shares,
                        accompanied by duly executed stock powers, for transfer to Buyer;

                  (2) releases obtained by Seller with respect to any cancelled or extinguished debt;

                  (3) the certificate of the Secretary or an assistant secretary of Seller dated the Closing Date, in form and substance reasonably satisfactory to Buyer; as to (i) the resolutions of the Board of Directors (or a duly authorized committee thereof) of Seller authorizing the execution and performance of this Agreement and the transactions contemplated hereby (including a copy thereof); and (ii) incumbency and signature certificates for the officers of Seller executing this Agreement and any ancillary agreements;

                  (4) opinion of W. Russell Wayman substantially in the form of Exhibit B;

                  (5) certificates of good standing of Seller issued as of a recent date by the Secretary of State of Delaware and Colorado;

                  (6) resignations signed by each Director of the Acquired Company, and certain officers, including David E. Lacey, W. Russell Wayman and Lizbeth J. Stenmark; and

                  (7) documentation evidencing the termination, effective as of March 20, 1996, of each of the Operating and Support Agreements dated April 2, 1994, between Seller and the Acquired Company.

             (B)  Buyer will deliver to Seller:

                  (1)   the Purchase Price by wire transfer of
                        immediately available funds to Seller, in accordance with the instructions set forth in
                        Schedule 2.4(B);

                  (2)   The Guaranty of Leasetec;

                  (3) the Certificate of the Secretary or an assistant Secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller; as to (i) the resolutions of the Board of Directors (or a duly authorized committee thereof) of Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby (including copies thereof); and (ii) incumbency and signature certificates for the officers of Buyer executing this Agreement and any ancillary agreements;

                  (4) opinion of William H. Nikkel, substantially in the form of Exhibit C; and

                  (5) certificates of good standing of Buyer issued as of a recent date issued by the Secretary of State of Delaware and Colorado.

        2.5  Post-Closing Purchase Price Adjustments.

             (A) Purchase Price Adjustment. The Purchase Price will be adjusted for sales, terminations, and other dispositions occurring during the period of March 1 through March 29, 1996, and renewals, upgrades and extensions occurring between the period of January 1, 1996 through March 29, 1996, in the manner described in subsections (B) and (C) below. The net adjustment, as mutually agreed to by Seller and Buyer as soon as practicable following the Closing, will be paid to the other party within 72 hours of reaching such agreement.

             (B) Sales, Terminations and Other Dispositions. The Purchase Price will be reduced by (i) the aggregate price as identified on the diskette provided by Leasetec on February 8, 1996 (the "Leasetec Disk") for all Equipment and Lease sales, terminations and other dispositions that occur during the period of March 1 through March 29, 1996; plus (ii) interest on the amount in (i) at a rate of 6.25% through March 29, 1996; minus (iii) the rents due on such Equipment from January 1, 1996 through March 29, 1996.

             (C) Renewals, Upgrades, and Extensions. The Purchase Price will be increased for Equipment and Lease renewals, upgrades, and extensions that occur during the period of January 1 through March 29, 1996. The values shall be based on the underlying economics for the specific products detailed in the Leasetec Disk, adjusted for a valuation as of March 29, 1996.


ARTICLE 3 -       REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

        3.1  Organization and Good Standing.

             (A) Section 3.1(A) of the Disclosure Letter attached hereto as Exhibit D contains a complete and accurate list for the Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is qualified to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Acquired
                  Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Acquired Company is duly qualified to do business as a foreign corporation in such jurisdictions in the United States and is in good standing under the laws of each state or other jurisdiction in the United States in which either the ownership or use of the properties owned or used by it, or the nature of the activities presently conducted by it, requires such qualification, except where the failure to do so would not have a material adverse effect.

             (B) Seller has delivered to Buyer copies of the charter and bylaws of the Acquired Company, as currently in effect.

        3.2  Authority; No Conflict.

             (A) Upon execution and delivery by Seller, this Agreement will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

             (B) Except as set forth in Section 3.2(B) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time):

                  (1) contravene, conflict with, or result in a violation of (A) any provision of the charter or bylaws of the Acquired Company; or (B) any resolution adopted by the board of directors or the stockholders of the Acquired Company;

                  (2) contravene, conflict with, or result in a violation of any Order or any material Legal Requirement to which the Acquired Company or Seller, or any of the assets currently owned or used by the Acquired Company, may be subject;

                  (3) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Acquired Company or that otherwise relates to the current business of, or any of the assets owned or used by, the Acquired Company;

                  (4) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract; or

                  (5) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Acquired Company other than any Encumbrance in favor of Buyer or any Affiliate of Buyer.

             Except as set forth in Section 3.2(B) of the Disclosure Letter, neither Seller nor the Acquired Company is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated in this Agreement, which has not already been obtained.

        3.3 Capitalization. The authorized equity securities of the Acquired Company consist of 200,000 shares of common stock, $0.10 par value per share, of which 185,810 shares are issued and outstanding as of the date hereof and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Acquired Company. All of the outstanding equity securities of the Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Acquired Company. None of the outstanding equity securities or other securities of the Acquired Company was issued in violation of the Securities Act of 1933 or any other Legal Requirement. The Acquired Company does not own, nor is it a party to any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business or relating to the issuance of any of its securities.

        3.4 Assets of the Acquired Company. The assets of the Acquired Company consist of Leases, Equipment, certain non-Lease Contracts and Intellectual Property (the Leases, Equipment, non-Lease Contracts and Intellectual Property collectively referred to herein as the "Assets"). Seller herewith is delivering to Buyer a list of all of the Acquired Company's Leases and Equipment as of the Closing Date, attached hereto as Schedule 3.4. The Acquired Company's non-Lease Contracts are identified in Section 3.12(A) of the Disclosure Letter and the Intellectual Property is described in Section 3.17(A) of this Agreement.

        3.5 Books and Records. The books of account, minute books, stock record books, and other records of the Acquired Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with reasonable and customary business practices, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees, if any of the Board of Directors of the Acquired Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Company.

        3.6  Title to Properties; Encumbrances.  The Acquired
             Company owns (with good and marketable title) all the Assets. All Assets are free and clear of all Encumbrances, except as disclosed in Section 3.6 of the Disclosure Letter, and liens for current taxes not yet due.

        3.7  No Undisclosed Liabilities.  Except as set forth in
             Section 3.7 of the Disclosure Letter and obligations under Leases, the Acquired Company has no liabilities or obligations of any nature which are material to the Acquired Company taken as a whole. The Acquired
             Company will pay the liabilities associated with the Third Party Agreements identified in Section 3.7 of the Disclosure Letter. Seller agrees to reimburse the Acquired Company promptly following receipt of an invoice, an amount equal to the amount paid by the Acquired Company thereunder.

        3.8  Taxes.

             (A) Except as disclosed in Section 3.8 of the Disclosure Letter, the Acquired Company has filed or caused to be filed (on a timely basis since the date of its incorporation) all Tax Returns that are or were required to be filed by or with respect to it, pursuant to applicable Legal Requirements, except with respect to 1995 income tax returns which as of the date of this Agreement have not been filed. Seller has made available to Buyer copies of all such Tax Returns relating to income or franchise taxes filed since the date of incorporation of the Acquired Company. The Acquired Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Acquired Company.

             (B)  The United States federal and state income Tax
                  Returns of the Acquired Company subject to such Taxes have not been audited by the IRS or relevant state tax authorities and the applicable statute of limitations for the taxable years remain open; Seller believes that it is reasonably likely that the applicable statute of limitations will be extended for the consolidated federal income tax returns and combined state income tax filings which the Acquired Company has been included.

             (C) There exists no proposed tax assessment against the Acquired Company. All Taxes that the Acquired
                  Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

             (D) All Tax Returns filed by the Acquired Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by the Acquired Company after the date of this Agreement.

             (E) The Acquired Company is not and, since its formation, has not been an "S" corporation.

        3.9  Employee Benefits.

             (A) Set forth in Section 3.9(A)(i) of the Disclosure Letter is an accurate and complete list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained, sponsored or contributed to by Seller, the employees of which are treated as employed by a single employer, for any purposes, along with employees of the Acquired Company, in accordance with Sections 414(b),(c),(m) or (o) of the IRC ("ERISA Affiliate") and which are maintained for the benefit of employees, former employees or retirees of Seller and the Acquired Company ("Company Plans"). There are no "employee benefit plans" (as defined in Section 3(3) of ERISA) maintained, sponsored or contributed to or to which there is, or during the preceding five (5) years, was an obligation to contribute to by Seller or any ERISA Affiliate which is subject to Title IV of ERISA.

             (B) Each Company Plan has been maintained in material compliance with applicable law, including the IRC and ERISA.

        3.10      Compliance with Legal Requirements;
                  Governmental Authorizations.

             (A)  Except as set forth in Section 3.10 of the Disclosure
                  Letter:

                  (1) the Acquired Company is, and at all times since its organization has complied in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  (2) no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation by the Acquired Company of, or a failure on the part of the Acquired Company to comply in all material respects with, any Legal Requirement; and

                  (3) the Acquired Company is not subject to any pending action, suit or proceeding by any Governmental Body or any other Person regarding (a) any alleged violation of, or failure to comply with, any Legal Requirement, or (b) any alleged obligation on the part of the Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature imposed by any Governmental Body.

             (B)  The Acquired Company has all Governmental
                  Authorizations which are material to its business as currently conducted. Except as set forth in Section 3.10(B) of the Disclosure Letter, the Acquired
                  Company is, and at all times since its organization has complied in all material respects with all of the terms and requirements of each Governmental Authorization identified in Section 3.10(B) of the Disclosure Letter no event has occurred or circumstance exists that may (with or without notice or lapse of time) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such Governmental Authorization; and

        3.11      Legal Proceedings; Orders.

             (A) Except as set forth in Section 3.11(A) of the Disclosure Letter, there is no pending Proceeding:

                  (1) that has been commenced by or against the Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Acquired
                        Company; or

                  (2) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement.

                  To Seller's Knowledge; (i) no such Proceeding has been Threatened; and (ii) no event has occurred or circumstance exists that will give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 3.11(A) of the Disclosure Letter.

             (B) There is no Order to which the Acquired Company, or any of the assets owned or used by the Acquired Company, is subject, nor is Seller subject to any Order that relates to the business of, or any of the assets owned or used by, the Acquired Company. To Seller's Knowledge, no officer, director, or employee of the Acquired Company is subject to any Order that prohibits such officer, director, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Acquired Company.

        3.12      Contracts and Leases.

             (A) Section 3.12(A) of the Disclosure Letter contains a complete and accurate list of the Acquired Company's non-Lease Contracts. Seller has made available for inspection by Buyer the Acquired Company's original or, if approved by Buyer, true and complete copies, of the following:

                  (1)   all Contracts that constitute financing
                        agreements or that involve performance of services for or delivery of goods or materials to the Acquired Company, which were effective for any period or transaction since its organization;

                  (2) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property;

                  (3)   each employment agreement with any
                        employee of the Acquired Company;

                  (4) all Contracts (however named) involving a sharing of profits, losses, costs, or liabilities by the Acquired Company with any other Person;

                  (5) all Contracts containing covenants that in any way purport to restrict the business activity of the Acquired Company or limit the freedom of the Acquired Company to engage in any line of business or to compete with any Person;

                  (6) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for Equipment;

                  (7) each power of attorney that is currently effective and outstanding, except powers of attorney included in any Leases;

                  (8) each Contract that contains or provides for an express undertaking by the Acquired Company to be responsible for consequential damages;

                  (9) each Contract for capital expenditures in excess of $50,000;

                  (10) each written warranty, other than warranties directly pertaining to Leases and Equipment, guaranty, and or other similar undertaking with respect to contractual performance extended by the Acquired Company (either by itself or jointly or severally with others); and

                  (11) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

             (B) Except as set forth in Section 3.12(B) of the Disclosure Letter, no officer or employee of the Acquired
                  Company is bound by any Contract that purports to limit the ability of such officer or employee to engage in or continue any conduct, activity, or practice relating to the business of the Acquired Company.

             (C) Except as set forth in Section 3.12(C) of the Disclosure Letter, each material Contract held by the Acquired Company is in full force and effect and is valid and enforceable in accordance with its terms.

             (D) Except as set forth in Section 3.12(D) of the Disclosure Letter, with respect to non-Lease Contracts:

                  (1) the Acquired Company is, and at all times since its organization has been, in full compliance with all applicable terms and requirements of each material Contract under which the Acquired Company has or had any obligation or liability or by which the Acquired Company or any of the assets owned or used by the Acquired Company is or was bound;

                  (2) to Seller's Knowledge, each other Person that has or had any obligation or liability under any Contract under which the Acquired Company has rights is in full compliance with all applicable terms and requirements of such Contract;

                  (3) to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract; and

                  (4) the Acquired Company has not given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any material Contract.

             (E) With respect to Leases held by the Acquired Company as of the time of Closing:

                  (1) With regard to the Equipment associated with such Leases, each unit:

                        (i)   was program compatible with Obligor's
                              computer systems;

                        (ii)  conformed with any warranties actually
                              given to the Obligor by Seller or its
                              subsidiaries;

                        (iii) was qualified for Seller's standard
                              maintenance/service contract;

                        (iv) to Seller's Knowledge, had not suffered any loss or damage, except for Equipment that had been restored to its original condition, ordinary wear and tear excepted;

                        (v)   all necessary licenses for use of the
                              Software provided by Seller on, for, or
                              with such Equipment had been obtained
                              from the supplier having the right to
                              grant such license;

                        (vi)  the Equipment and Leases were subject
                              to the representations, warranties and
                              indemnities contained in Seller's
                              standard form of purchase agreement
                              ("Purchase Agreement"), attached hereto
                              as Exhibit F;

                        (vii) to the extent the files do not contain a
                              certificate of acceptance from an Obligor
                              (or a certificate is otherwise unavailable), all associated items of Equipment and Software have been delivered to and are in the possession of any such Obligors and have been installed, tested (pursuant to Seller's standard installation procedures and any special test procedures agreed to in writing by Seller) and accepted for use by any such Obligors; and

                        (viii)no agreement has been made by Seller or
                              the Acquired Company with the Obligor
                              concerning the price or terms on which
                              the Equipment can be purchased by the
                              Obligor during or upon the expiration of the Lease term, except for written agreements that have been previously provided to Buyer, nor has any agreement been made with the Obligor with respect to the continued use of the Equipment after the expiration of the stated Lease term.

                  (2) With respect to Leases held by the Acquired Company as of the time of Closing:

                        (i) with respect to Leases containing special terms, notwithstanding such special terms, the obligation of each Obligor to make payments required by its Lease throughout the term thereof is unconditional, without any right of setoff by Obligor and without regard to the obsolescence of the underlying
                              Equipment, any claim or defense of such
                              Obligor against Seller or the Acquired
                              Company or any change in circumstance
                              of such Obligor;

                        (ii) neither the Acquired Company nor Seller have collected, nor are they holding any security deposit or rental payments on any Lease;

                        (iii) Seller has no actual knowledge of any
                              material breach by an Obligor of any of
                              its material obligations under any Lease, except as have been previously disclosed to Buyer in writing;

                        (iv) each Lease is duly authorized and validly executed by the Obligor and constitutes a legally valid, binding and effective agreement enforceable against such Obligor in accordance with its terms; each Lease constitutes the entire understanding between the Acquired Company or Seller, as the case may be, and the Obligor with respect to the lease of the Equipment and has not been modified in any way, revoked, or rescinded and remains in full force and effect; and

                        (v)   all of the executed originals (whether
                              manually signed or carbon originals) of
                              each Lease are in the possession of the
                              Acquired Company (other than those
                              executed originals of the Lease in
                              Obligor's possession).

                  (3) There are no UCC filings now in effect which evidence, indicate or provide notice of any claims, liens, encumbrances or other security interest on or against any Equipment or any Leases or the proceeds of any of them, except those in favor of the Acquired Company and Buyer, and any UCC releases and termination statements concerning the Leases and Equipment which shall be delivered to Buyer (in form and substance satisfactory to Buyer) within 30 days following the Closing Date.

             (F) All Leases have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

        3.13      Insurance.

             (A)  Seller has delivered to Buyer:

                  (1) true and complete copies of all policies of insurance to which the Acquired Company is a party or under which the Acquired Company, or any director of the Acquired Company, or any Assets of the Acquired Company, is or has been covered at any time since its organization; and

                  (2) any statement by the auditor of the Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

             (B)  Except as set forth on Section 3.13(B) of the Disclosure
                  Letter:

                  (1) All policies to which the Acquired Company is a party or that provide coverage to the Acquired Company, or any director or officer of the Acquired Company:

                        (i)   are valid, outstanding, and enforceable;

                        (ii)  taken together, provided through the
                              time of the Closing, but not thereafter, adequate insurance coverage for the Assets and the operations of the Acquired Company for all risks normally insured against by a Person carrying on the same business as the Acquired Company; and

                        (iii) are sufficient for compliance with all
                              Legal Requirements and Contracts to
                              which the Acquired Company is a party
                              or by which it is bound.

                  (2) Neither Seller nor the Acquired Company has
                      received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights with respect to the Acquired Company; or
                      (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder with respect to the Acquired Company through the time of the Closing, but not thereafter.

                  (3) Seller or the Acquired Company has paid all
                      premiums due, and has otherwise performed all of its obligations, under each policy to which the Acquired Company is a party or that provides coverage to the Acquired Company or director thereof.

                  (4) Seller or the Acquired Company has given notice
                      to the insurer of all claims that may be insured thereby.

        3.14      Environmental Matters.  Except as set forth in
                  Section 3.14 of the Disclosure Letter:

             (A) The Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law, nor is the Acquired Company subject to any pending claim, suit, action or proceeding, relating to any Environmental Law or Hazardous Materials a violation of which could reasonably be expected to have a material adverse effect on the business of the Acquired Company.

             (B) Seller is not subject to any pending claim, suit, action or proceeding relating to any Environmental Law or Hazardous Materials and, to Seller's Knowledge, no such proceedings have been Threatened with respect to or affecting any properties or facilities in which the Acquired Company has an interest, a violation of which could reasonably be expected to have a material adverse effect on the business of the Acquired
                  Company.

        3.15      Employees.

             (A) A list containing the following information for each employee of the Acquired Company has previously been supplied to the Buyer: name; job title; current compensation; and accrued vacation. In addition, Seller has provided Buyer summaries of all employee benefit plans.

             (B) Each employee of the Acquired Company is a party to, or is otherwise bound by a nondisclosure/proprietary information agreement concerning the confidentiality of certain information and the proprietary rights of Seller substantially in the form attached to the Disclosure Letter as Schedule 3.15(B) (the "Nondisclosure Agreement"). No employee of the Acquired Company is a party to or bound by any non-compete agreement with the Seller.

        3.16      Labor Relations; Compliance.  Since its
                  organization, the Acquired Company has not been and is not now a party to any collective bargaining Agreement. Since the Acquired Company's organization, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal
                  Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Company or their premises, or (c) any application for certification of a collective bargaining agent.

        3.17      Intellectual Property.

             (A) Intellectual Property Assets. For purposes of this Agreement, "Intellectual Property Assets" means:

                  (1) the name "StorageTek Financial Services
                      Corporation", "SFSC", all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks"); and

                  (2) all know-how, trade secrets, confidential
                      information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"), owned, used, or licensed by the Acquired Company as licensee or licensor.

             (B) Intellectual Property Contracts. Section 3.17(B) of the Disclosure Letter contains a summary description of any royalties paid or received by the Acquired
                  Company, of all Contracts relating to the Intellectual Property Assets to which the Acquired Company is a party or by which the Acquired Company is bound, except for any license implied by the sale of Equipment , the Nondisclosure Agreements and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which the Acquired Company is the licensee, and confidential information and customer lists, which have previously been made available to Buyer. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any such agreements.

             (C)  Know-How Necessary for the Business.  The
                  Intellectual Property Assets are all those necessary for the operation of the Acquired Company's business as it is currently conducted. The Acquired Company is the owner of all right, title, and interest in and to each of the Marks and Trade Secrets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets; provided, however, the name "StorageTek" is owned by Seller and will be used by the Acquired Company in the future only in conformance with terms of the license set forth in the Operating Agreement of even date herewith between Seller and the Acquired Company. The Acquired
                  Company does not hold any marks registered with the U.S. Patent and Trademark Office or any copyrights.

             (D)  Trade Secrets.

                  (1) The Acquired Company has taken reasonable
                      precautions to protect the secrecy and
                      confidentiality of its Trade Secrets;

                  (2) The Acquired Company has the right to use the
                      Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person other than Seller or the Acquired Company, or to the detriment of the Acquired Company.

        3.18 Certain Payments. To Seller's Knowledge, neither the Acquired Company nor any director, officer, agent, or employee of the Acquired Company, nor any other Person acting for the Acquired Company, has directly or indirectly (1) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Acquired Company or, (2) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Company.

        3.19 Disclosure. None of the representations or warranties of Seller in this Article 3 and none of the statements in the Disclosure Letter intentionally omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, misleading in any material respect.

        3.20 Brokers or Finders. Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

ARTICLE 4 -       REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

        4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. Buyer is duly qualified to do business as a foreign corporation in such jurisdictions in the United States and is in good standing under the laws of each state or other jurisdiction in the United States in which either the ownership or use of the properties owned or used by it, or the nature of the activities presently conducted by it, requires such qualification, except where the failure to do so would not have a material adverse effect.

        4.2  Authority; No Conflict.

             (A) Upon execution and delivery by Buyer, this Agreement will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to creditors rights and to general principals of equity. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

             (B) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time):

                  (1) contravene, conflict with, or result in a violation
                      of (A) any provision of the charter or bylaws of Buyer; or (B) any resolution adopted by the board of directors or the stockholders of Buyer;

                  (2) contravene, conflict with, or result in a violation
                      of any Order or any material Legal Requirement to which the Buyer, or any assets currently owned or used by Buyer may be subject;

                  (3) contravene, conflict with, or result in a violation
                      of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Buyer or that otherwise relates to the business of, or any of the assets owned or used by Buyer;

                  (4) contravene, conflict with, or result in a violation
                      or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract; or

                  (5) result in the imposition or creation of any
                      Encumbrance upon or with respect to any of the assets owned or used by Buyer other than any Encumbrance in favor of Buyer.

             Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement, which has not already been obtained.

        4.3 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933.

        4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement, and to Buyer's Knowledge, no such Proceeding has been Threatened.

        4.5 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.


ARTICLE 5 -       ADDITIONAL AGREEMENTS

        5.1 Certain Service Obligations. Seller and Buyer agree that certain Contracts listed on Schedule 5.1 hereto, contain certain obligations which Seller will not reasonably be in a position to perform after the Closing Date and agree that the performance of these certain obligations will be provided in accordance with a separate agreement between Seller and the Acquired Company.

        5.2  Tax Matters.

             (A) Section 338(h)(10) Election. Seller will join with the Buyer in making an election under Section 338(h)(10) of the IRC (and any corresponding elections under state or local tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares of the Acquired Company hereunder. Seller will pay any income tax attributable to the making of the Section 338(h)(10) Election and will indemnify Buyer and the Acquired Company against any adverse consequences arising out of any failure to pay such tax.

             (B) Allocation of Purchase Price. The parties agree that the Purchase Price and the liabilities of the Acquired Company (plus other relevant items) will be allocated to the Assets of the Acquired Company for all purposes (including Tax and financial accounting purposes) in accordance with Section 338(h)(10)(c) of the IRC.
                  Buyer, the Acquired Company and Seller will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. As soon as practicable after the Closing, but no later than one hundred eighty
                  (180) days following the Closing Date, Buyer shall deliver to Seller a schedule (the "Proposed Allocation Schedule") in accordance with the above allocation at the serial number level. Subject to agreement between Buyer and Seller regarding the Proposed Allocation Schedule, Buyer shall prepare, and Buyer and Seller agree to file Internal Revenue Service Form 8023-A and required attachments by the 15th day of the ninth month following the month that includes the Closing Date, and all federal, state, local and other Tax Returns, in accordance with the Allocation Schedule. Buyer and Seller each agree to provide the other party with any other information required to complete Form 8023-A.

             (C) Tax Returns. Seller will include the income of the Acquired Company on the Seller's and the Acquired Company's federal and state income Tax Returns for all periods through the Closing Date and pay any Tax attributable to such income. The Acquired Company will furnish all required Tax information to Seller for inclusion in Seller's and the Acquired Company's federal and state income Tax Returns for the period which includes the Closing Date. The Acquired
                  Company will arrange for an officer of the Acquired Company to sign any Tax Returns, extensions, settlement agreements, court filings or any other documents requested by Seller with respect to tax audits or Taxes for which Seller is liable. The income and income tax liabilities of the Acquired Company will be calculated for the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Acquired Company as of the end of the Closing Date. The Acquired Company is responsible for remitting taxes and filing separate state income Tax Returns for years beginning subsequent to December 30, 1995 for those states that do not recognize the Section 338(h)(10) Election or do not terminate the taxable year of the Acquired
                  Company at the Closing Date.

             (D) Personal Property Taxes. Seller shall be liable for and shall pay all personal property taxes applicable to the Acquired Company's fixed Assets, excluding all leased Equipment, for which the lien date (i.e., the date on which the relevant Governmental Body assesses such
                  Tax) is on or prior to the Closing Date (whether or not billed on or prior to the Closing Date), and Buyer shall file renditions, be liable for and shall pay all other personal property taxes applicable to the Acquired Company's Assets payable after the Closing Date.

             (E) Sales; Use; Transfer; Stamp Taxes. Any sales tax, use tax, real property transfer or gains tax, documentary stamp tax or similar tax directly attributable to the sale, deemed sale (including Section 338(h)(10)
                  Election) or transfer of the Acquired Company or its Assets or the assumed debt shall be paid by Buyer.
                  Buyer and Seller agree to timely sign and deliver such certificates or forms as Buyer or Seller may request and as may be necessary and appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes. If, as a result of the imposition of such Taxes, Seller is entitled to claim a refund or credit of any Tax (or is entitled to pass through to Buyer a refund or credit of any Tax), Seller shall promptly pay to Buyer the amount of such refund or credit upon receipt thereof by Seller (or shall pass through to Buyer such refund or credit).

             (F) Unpaid Taxes. There are no Taxes assessed or due and unpaid on the Acquired Company, its Assets or operations, except as disclosed in Section 3.8 of the Disclosure Letter. Any sales/use taxes on purchase, lease or rental of the Acquired Company's Assets which have been billed by Seller prior to the Closing Date and collected by Seller will be reported and paid by Seller, with copies of such records and reports being made available to Buyer on request after the Closing Date. The terms of certain Leases negotiated by Seller or the Acquired Company prior to the Closing Date ("Lease Tax Provisions") do not provide for payment by the Obligor of property taxes on the Equipment. Such Leases have been reviewed by both Buyer and Seller and are listed by serial number on Schedule 5.2(F). Seller agrees to reimburse Buyer for property taxes paid on such serial numbers for the assessment periods designated in that Schedule. Buyer will invoice Seller annually for such property taxes which are paid by Buyer and are not collectible, except that Seller's obligation to reimburse such property taxes with respect to a Lease shall not be increased by any modification of such Lease occurring after the Closing Date.

             (G) Tax Reimbursements. Each party hereto shall provide reimbursement for any Tax which is the responsibility of such party in accordance with the terms of this
                  Section 5.2 and which is paid by any other party hereto. Within a reasonable time prior to the payment of any such Tax, the party or parties paying such Tax shall give notice to the other party or parties of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

        5.3  Employee Benefit Matters.

             (A)  Buyer agrees to provide, or cause the Acquired
                  Company to provide, those persons employed by the Acquired Company immediately prior to the Closing, including any employees on vacation, leave of absence, disability or sick leave (the "Acquired Company Employees"), with employment benefits that in the aggregate are substantially equivalent to, and no less favorable than, those provided by Buyer to its employees at the time of the Closing.

             (B)  Buyer agrees to provide each Acquired Company
                  Employee with the following:

                  (1) the amount of accrued but unused vacation hours
                      (the "Unused Vacation") reflected in Section 3.7 of the Disclosure Letter, excluding any amounts reflected on the records as accrued but unused paid-time-off; and

                  (2) credit for service with Seller, the Acquired
                      Company or any Affiliate of Seller prior to the Closing Date for purposes of determining eligibility, vesting or benefit accrual under any and all benefit plans offered by Buyer or the Acquired Company following the Closing, and Buyer agrees to waive any waiting periods with respect to participation in any benefit plans or programs other than with respect to participation in Buyer's 401(k) plan, except to the extent provided in Section 5.3(D) below.

             (C) Buyer shall offer certain employees of the Acquired Company temporary employment commencing on the date following the Closing Date through June 30, 1996, and has previously identified these employees to Seller ("Temporary Employees") and, with respect to Temporary Employees, Buyer shall be responsible for any and all severance liabilities and obligations including employer payroll taxes ("Severance Payments"). Buyer agrees to compute Severance Payments, if any, in accordance with Seller's severance policy as in effect on the Closing Date. Buyer further agrees that no Severance Payments will be made to any Temporary Employee terminated for cause or in connection with a voluntary termination. Seller agrees to reimburse Buyer within thirty (30) days following receipt of an invoice, an amount equal to the amount of the Severance Payments.

             (D)  With respect to each Acquired Company Employee,
                  Buyer agrees to accept all loan balances outstanding under Seller's 401(k) benefit plans within thirty (30) days following the Closing Date, as described on
                  Schedule 5.3 attached hereto, and all direct rollovers from Seller's 401(k) plan at any time following the Closing Date.

             (E) Buyer agrees to pay to certain Acquired Company Employees retention bonuses, as contemplated by the Short-Term Retention Letters which have previously been provided to Buyer. Seller agrees to reimburse Buyer within thirty (30) days following receipt of an invoice, an amount equal to the sum of all retention bonuses paid to such Acquired Company Employees.

        5.4 Remittances After Closing. Buyer agrees to promptly remit, by wire transfer to Seller, amounts equal to all payments received by Buyer or the Acquired Company, on account of amounts attributable to any period prior to March 29, 1996, under any Leases or maintenance or service agreements. Buyer agrees to apply any Lease payments as follows:

             (A) In the event that the payment received is accompanied by an invoice, or Obligor's remittance advice specifies the invoice number or payment period to which the payment is to be applied, the payment shall be applied as stated in such remittance advice or invoice; or

             (B) In the event that the payment received is not accompanied by an invoice, or Obligor's remittance advice does not specify the invoice number or payment to which the payment is to be applied, Buyer or the Acquired Company shall contact the customer by telephone to obtain customer instructions on the application of the payment.


ARTICLE 6 -       THIRD PERSON CLAIMS

        6.1 Patent Claims. Seller will indemnify and agree to defend the Acquired Company and Buyer for patent and proprietary right infringements arising out of Equipment held by the Acquired Company at the time of Closing in accordance with such terms of Seller's proprietary rights indemnity as are set forth in the standard Seller Purchase Agreement, attached hereto as Exhibit F.

        6.2 Other Claims. Seller agrees that it will, at its own expense, indemnify and hold harmless the Acquired Company and Leasetec from other claims arising from the Equipment or Software held by the Acquired Company at the time of Closing in accordance with the provisions of
             Section 8.2(b) of the Operating Agreement.

        6.3 Employment Related Claims. Buyer agrees that it will indemnify and hold harmless Seller from and against any and all losses, liabilities, claims, damages and expenses incurred by Seller in connection with or arising from any action taken by or failure to act on the part of Buyer or the Acquired Company following the Closing Date, in respect of any Acquired Company Employee.


ARTICLE 7 -       GENERAL PROVISIONS

        7.1 Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel, and accountants.

        7.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein, will be issued, if at all, at such time and in such manner as the parties determine.

        7.3 Confidentiality. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby and which such other party considers and treats as confidential (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or advisors). The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available to such party from a source other than such party, (b) is or becomes available to the public other than as a result of disclosure by such party or its agents,
             (c) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (d) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

        7.4  Limitation of Liability/Claim Amounts.

             (A)  IN NO EVENT SHALL SELLER OR BUYER BE
                  LIABLE TO THE OTHER PARTY FOR LOSS OF
                  PROFITS, INDIRECT, SPECIAL, INCIDENTAL OR
                  CONSEQUENTIAL DAMAGES ARISING OUT OF
                  ANY BREACH OF THIS AGREEMENT OR
                  OBLIGATIONS UNDER THIS AGREEMENT UNDER
                  ANY LEGAL THEORY, WHETHER OR NOT THE
                  PARTY CHARGED WAS MADE AWARE OF THE
                  POSSIBILITY OF THEIR OCCURRENCE.  NO
                  ACTION ARISING OUT OF ANY CLAIMED BREACH
                  OF THIS AGREEMENT OR TRANSACTIONS
                  UNDER THIS AGREEMENT MAY BE BROUGHT BY
                  EITHER PARTY MORE THAN THREE (3) YEARS
                  AFTER THE CAUSE OF ACTION HAS ACCRUED.

             (B) In no event shall Buyer assert any claim against Seller's or the Acquired Company's officers, employees, advisors or members of the Board of Directors for actions taken prior to the Closing Date.

             (C) Buyer may not make any claim for damages due to the breach of any representation or warranty by Seller hereunder except to the extent Buyer has been either unable after reasonable efforts to collect monies due under a Lease, or to secure rights to Equipment and such inability is due to Seller's breach. Buyer will not make any such claims until the aggregate amount of such claims, together with any claims made pursuant to the Portfolio Purchase Agreement, reaches
                  $100,000.00. Each time such claims aggregate to that amount, Buyer may invoice Seller for the amounts of such claims and thereafter pursue its legal rights with respect to such claims.

        7.5 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

             SELLER:

             Storage Technology Corporation
             2270 South 88th Street
             Louisville, Colorado  80028-4309
             Attention: General Counsel
             Facsimile No.: 303/673-4151

             WITH A COPY TO:

             Storage Technology Corporation
             2270 South 88th Street
             Louisville, Colorado  80028-4311
             Attention: Director, Corporate Development
             Facsimile No.: 303/673-6196

             BUYER:

             Leasetec Corporation
             1401 Pearl Street
             Boulder, Colorado 80302
             Attention: President
             Facsimile No.: 303/473-0290

             WITH A COPY TO:

             Leasetec Corporation
             1401 Pearl Street
             Boulder Colorado 80302
             Attention:  General Counsel
             Facsimile No.: 303/443-1298

        7.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        7.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        7.8 Entire Agreement and Modification. This Agreement, together with the Schedules and Exhibits hereto, supersedes all prior agreements between the parties with respect to its subject matter and constitutes the entire and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

        7.9  Disclosure Letter.

             (A) The disclosures in the Disclosure Letter, and those in any supplement thereto, are incorporated herein by reference. Such disclosures shall relate only to the provisions of the Section of the Agreement which are expressly referenced and not to any other provisions of this Agreement.

             (B) In the event of any inconsistency between any provision in this Agreement and disclosures in the Disclosure Letter, other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified provision, the provisions in this Agreement will control.

        7.10      Assignments and Transfers.

             (A) Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. No assignment of this Agreement is valid unless consented to in writing by the nonassigning party, except as provided in Section 7.10(B).

             (B) Transfers. Buyer may sell, assign or grant a security interest (collectively, a "Transfer") of any or all of its rights, title or interest in all, or any part of the, Leases, the related Equipment, or its rights (but none of its obligations) under this Agreement to one or more Persons (each, a "Transferee"). Notwithstanding any such Transfer, this Agreement shall remain in full force and effect, and Buyer shall remain liable for the performances of all of its obligations hereunder, and agrees to indemnify and hold Seller harmless from and against loss, cost, damage or expense (including reasonable attorney fees) suffered by Seller and arising from (i) Buyer's failure to perform its obligations hereunder after such Transfer; or (ii) claims by such Transferee that exceed Seller's obligations hereunder to Buyer; or (iii) any such Transfer, other than the liabilities and obligations specifically undertaken by Seller in this Agreement.
                  Upon any Transfer, Seller shall be required to honor notices from and report only to Buyer with respect to Seller's rights, duties and obligations under this Agreement, the Transition Agreement or the Operating Agreement, unless otherwise directed in writing by Buyer and its Transferee jointly. To the extent of a Transfer, the Transferee shall have all of the rights, privileges and benefits of Buyer hereunder; but a Transferee shall have none of the duties or obligations of Buyer and shall not have any liability for Buyer's failure to perform such duties or obligations.

        7.11      Submission to Jurisdiction.  SELLER AND BUYER
                  (AND BUYER IN ITS CAPACITY AS GUARANTOR)
                  EACH HEREBY IRREVOCABLY SUBMIT TO THE
                  JURISDICTION OF ANY COLORADO STATE OR
                  FEDERAL COURT SITTING IN DENVER,
                  COLORADO OVER ANY ACTION OR PROCEEDING
                  ARISING OUT OF OR RELATING TO THIS
                  AGREEMENT AND THE GUARANTY, AND
                  HEREBY (a) IRREVOCABLY AGREE THAT ALL
                  CLAIMS IN RESPECT OF SUCH ACTION OR
                  PROCEEDING MAY BE HEARD AND
                  DETERMINED IN SUCH COLORADO STATE OR
                  FEDERAL COURT; AND (b) IRREVOCABLY
                  WAIVES, TO THE FULLEST EXTENT IT MAY
                  EFFECTIVELY DO SO, THE DEFENSE OF AN
                  INCONVENIENT FORUM TO THE MAINTENANCE
                  OF SUCH ACTION OR PROCEEDING.

        7.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        7.13      Section Headings, Construction.  The headings of
                  Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        7.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        7.15 Governing Law. This Agreement will be governed by the laws of the State of Colorado without regard to conflicts of laws principles.

        7.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


LEASETEC CORPORATION               STORAGE TECHNOLOGY
                                    CORPORATION


By:  /s/ George Merriman, Jr.      By:  /s/ David E. Lacey
    __________________________         _______________________________
    George Merriman, Jr.               David E. Lacey
    President                          Corporate Vice President and
                                       Interim Chief Financial Officer

                               EXHIBIT A

                               GLOSSARY

"Acquired Company" --  means StorageTek Financial Services
Corporation, a Delaware corporation.

"Acquired Company Employees" -- as defined in Section 5.3.

"Allocation Schedule" -- as defined in Section 5.2(B).

"Assets" -- as defined in Section 3.4.

"Buyer" -- as defined in the first paragraph of this Agreement.

"Closing" -- as defined in Section 2.3.

"Closing Date" -- the date and time as of which the Closing actually takes place.

"Contract" -- any written agreement, contract, obligation, promise, or undertaking.

"Damages" -- as defined in Section 6.1.

"Disclosure Letter" -- the letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, in the form of Exhibit D attached to this Agreement.

"Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environmental Law" -- any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intzended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"Equipment" -- means the equipment described in any Lease, but excluding any Software.

"ERISA" -- as defined in Section 3.9.

"Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" -- any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature
(including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Guaranty of Leasetec" -- means the guaranty of Buyer in the form of Exhibit E attached to this Agreement.


"Hazardous Materials" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Intellectual Property Assets"  -- as defined in Section 3.17.

"IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Lease" -- means a Contract for lease or rental of Equipment, including a master lease agreement and the schedules attached thereto, and installment and conditional sales agreements.

"Leasetec Disk" -- as defined in Section 2.5(B).

"Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, regulation or statute.

"Lender" -- a Person acting as a debt financing source for Equipment, Leases, and/or their proceeds, regardless of whether such Person takes title to the Equipment, Leases and/or their proceeds.

"Nondisclosure Agreement" -- as defined in Section 3.15.

"Obligor" -- means the obligor under a Lease.

"Operating Agreement" -- means the Operating Agreement dated as of March 20, 1996 among Storage Technology Corporation and the Acquired Company.

"Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person, or is taken in the normal day-to-day operations of such Person.

"Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

"Portfolio Purchase Agreement" -- means the Portfolio Purchase
Agreement dated as of March 20, 1996, between StorageTek Financial Services Corporation and Seller.

"Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Proposed Allocation Schedule" -- as defined in Section 5.2(B).

"Purchase Price" -- as defined in Section 2.2.

"Section 338(h)(10) Election" -- as defined in Section 5.2(A).

"Seller" -- as defined in the first paragraph of this Agreement.

"Seller's Knowledge" -- means the actual knowledge of the board elected corporate officers of Seller, Benjamin Brussell, Robert Kali, Steve McGrath, Joseph Rinehart and Lizbeth Stenmark

"Shares" -- as defined in Section 2.1.

"Software" -- means any computer programs, program products, data bases and documentation relating to, and utilized in the operation of Equipment.

"Standard Purchase Agreement" -- means the Seller's standard form of Purchase Agreement attached to this Agreement as Exhibit F.

"Tax" -- means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, goods and services, value-added, document, stamp, withholding or minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

"Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Third Party Lessor" -- a purchaser of Equipment (with or without related leases), for the purpose of leasing such Equipment to a customer of the Acquired Company or the Seller.

"Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"Transfer" -- as defined in Section 7.10.

"Transferee" -- as defined in Section 7.10.

"Unused Vacation" -- as defined in Section 5.3.